TRANSFER AGENCY AND SERVICE AGREEMENT
AGREEMENT made as of the 23rd day of April, 2013, by and between Rydex ETF Trust (hereinafter the “Trust”) and THE BANK OF NEW YORK MELLON, a New York banking company having its principal office and place of business at One Wall Street, New York, New York 10286 (the “Bank”).
WHEREAS, the Trust is registered as an open‑end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, the Trust intends to initially offer shares in one or more series, each as named in the attached Appendix I, which may be amended by the parties from time to time (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 11 of this Agreement, being herein referred to as a “Series,” and collectively as the “Series”);
WHEREAS, the Trust will ordinarily issue for purchase and redeem shares of one or more Series (the “Shares) only in aggregations of Shares known as “Creation Units” as described in each Series’ currently effective prospectus and statement of additional information (collectively, the “Prospectus”);
WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee (Cede & Co.), will be the registered owner (the “Shareholder”) of all Shares; and
WHEREAS, the Trust, on behalf of the Series, desires to appoint the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1.Terms of Appointment; Duties of the Bank
1.1    Subject to the terms and conditions set forth in this Agreement, the Trust and each Series hereby employs and appoints the Bank to act as, and the Bank agrees to act as, its transfer agent for the authorized and issued Shares, and as the Trust’s and Series’ dividend disbursing agent.
1.2    The Bank agrees that it will perform the following services:
(a)    In accordance with the terms and conditions of the form of Participant Agreement prepared by the Distributor (the “Participant Agreement”), a copy of which is attached hereto as Exhibit A, and any other procedures established from time to time by agreement between the Trust and the Bank, the Bank shall:
(i)    Perform and facilitate the performance of purchases and redemption of Creation Units;
(ii)    Prepare and transmit by means of DTC’s book‑entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Series;
(iii)    Maintain the record of the name and address of the Shareholder and the number of Shares issued by each Series and held by the Shareholder;

(iv)    Record the issuance of Shares of the applicable Series and maintain a record of the total number of Shares of each Series which are issued and outstanding, and, based upon data provided to it by the Trust, the total number of authorized Shares, and provide the Trust on a regular basis with such information. The Bank shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.
(v)    Prepare and transmit to the Trust and the Trust’s administrator and to any applicable securities exchange (as specified to the Bank by the Trust or its administrator) information with respect to purchases and redemptions of Shares;
(vi)    On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to Bank and the Trust’s administrator the number of outstanding Shares;
(vii)    On days that the Trust may accept orders for purchases or redemptions (pursuant to the Participant Agreement), transmit to the Bank, the Trust and DTC the amount of Shares purchased on such day;
(viii)    Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;
(ix)    Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;
(x)    Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;
(xi)    In addition to those books and records maintained in accordance with paragraph (d) below, maintain those books and records of the Trust specified by the Trust in Schedule A attached hereto;
(xii)    Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;
(xiii)    Receive from the Distributor (as defined in the Participant Agreement) or from its agent purchase orders from Authorized Participants (as defined in the Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Trust and hold such Shares in the account of the Shareholder for each of the respective Trusts;
(xiv)    Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to The Bank of New York as custodian for the Trust, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the National Securities Clearance Corporation, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder;
(xv)    Confirm the name, U.S. taxpayer identification number and principal place of business of each Authorized Participant; and
(xvi)    Provide information or reports to the Trust or the Trust’s Chief Compliance Officer as may be reasonably requested. This includes the maintenance of subscriptions for each active Series on the DTC Security Position Report System and to provide for the Trust a monthly position report for each Series then active.

(b)    In addition to the services set forth in the above sub-section 1.2(a), the Bank shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder, obtaining at the request of the Trust from the Shareholder a list of DTC participants holding interests in the Global Certificate, and those services set forth on Schedule A attached hereto.
(c)    The following shall be delivered to DTC participants as identified by DTC as the Shareholder for book-entry only securities:
(i)    Annual and semi‑annual reports of the Trust;
(ii)    Trust proxies, proxy statements and other proxy soliciting materials;
(iii)    Trust prospectus and amendments and supplements thereto, including stickers;
(iv)    Other communications as the Trust may from time to time identify as required by law or as the Trust may reasonably request; and
(v)    The Bank shall provide additional services, if any, as may be agreed upon in writing by the Trust and the Bank.
(d)    The Bank shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.
2.    Fees and Expenses
2.1    The Bank shall receive from each Series such compensation for the Transfer Agent’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.
2.2    In addition to the fee paid under Section 2.1 above, each Series agrees to reimburse the Bank for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto or relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of Trust securities shall be borne by the relevant Authorized Participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust on behalf of a Series, will be reimbursed by the appropriate Series.
2.3    Each Series agrees to pay all fees as set forth in the attached fee schedule and reasonable reimbursable expenses within a reasonable time following the receipt of the respective billing notice accompanied by supporting documentation, as appropriate.
3.    Representations and Warranties of the Bank
The Bank represents and warrants to the Trust that:
It is a banking company duly organized and existing and in good standing under the laws of the State of New York.

It is duly qualified to carry on its business in the State of New York.
It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), it will remain so registered for the duration of this Agreement, and it will promptly notify the Trust in the event of any material change in its status as a registered transfer agent.
It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into, and perform its obligations under, this Agreement.
All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
4.    Representations and Warranties of the Trust
The Trust represents and warrants to the Bank that:
It is duly organized and existing and in good standing under the laws of Delaware.
It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.
It is an open-end management investment company registered under the 1940 Act.
A registration statement under the Securities Act of 1933, as amended, on behalf of each Series has become effective, will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.
5.    Indemnification
5.1    The Bank shall not be responsible for, and the Trust, on behalf of itself and each Series, shall indemnify and hold the Bank harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, including those incurred by the Bank in a successful defense of any claims by the Trust, payments, reasonable expenses and liability (collectively, “Losses”) which the Bank may sustain or incur or which may be asserted against the Bank in connection with or relating to this Agreement or the Bank’s actions or omissions with respect to this Agreement, except for any Losses for which the Bank has accepted liability pursuant to Section 6 of this Agreement.
5.2    The Trust and each Series shall not be responsible for, and the Bank shall indemnify and hold the Trust and each Series harmless from and against any and all Losses arising out of or attributable to actions of the Bank, its employees, agents or subcontractors relating to this Agreement and determined by an arbiter of competent jurisdiction to have been caused by the Bank’s (or its employee’s, agents’ or subcontractors’) (i) negligence, lack of good faith, willful misfeasance or reckless disregard of its/their duties hereunder; (ii) violation of law, regulations or requirements of any governmental authority having jurisdiction over BNY Mellon or the Funds applicable to BNY Mellon and relating to this Agreement or (iii) the material breach of this Agreement (including a breach of the standard of care in Section 6). This indemnity shall be a continuing obligation of BNY Mellon, its successors and assigns, notwithstanding the termination of this Agreement.
5.3    In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which a party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all material developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent which shall not be unreasonably withheld.
6.    Standard of Care and Limitation of Liability
The Bank shall have no responsibility and shall not be liable for any Losses, except that the Bank shall be liable to the Trust for damages arising out of its (or its employees’) performance of or failure to perform its duties under this Agreement and determined by an arbiter of competent jurisdiction to have been caused by or arising out of its (i) own negligence, bad faith, willful misfeasance or reckless disregard of its duties hereunder; (ii) material breach of this Agreement or, any of its representations or (iii) violation of law, regulations or requirements, applicable to BNY Mellon of any governmental authority having jurisdiction over the Bank. Notwithstanding the foregoing, the Bank shall not be liable to the Trust for Losses solely attributable to:
(a)    The good faith reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any previous transfer agent or registrar.
(b)    The good faith reliance on, or the carrying out by the Bank or its agents or subcontractors of, any instructions or requests of the Trust or instructions or requests on behalf of the Trust received from Authorized Persons (as that term is defined below).
(c)    The offer or sale of Shares by the Trust in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or any violation of any stop order or other determination or ruling by any federal agency, or by any state with respect to the offer or sale of Shares in such state.
7.    Concerning the Bank
7.1     (a) The Bank may employ agents or attorneys-in-fact which are not affiliates of the Bank with the prior written consent of the Trust (which consent shall not be unreasonably withheld) (“Permitted Delegates”), provided however that no such relationship, agreement or understanding shall discharge Bank from its obligations hereunder. The Bank shall be liable for any Losses arising out of, or in connection with, the actions or omissions of such Permitted Delegates, when the Bank failed to act with good faith, reasonable care and prudence in the retention and monitoring of the Permitted Delegate. For other Losses associated with the acts or omissions of a Permitted Delegate, BNY Mellon will make good faith efforts to pursue, claim and recover Losses from any such unaffiliated third party and its liability shall limited to those amounts actually recovered.
(a)    The Bank may, without the prior consent of the Trust, enter into subcontracts, agreements and understandings with any Bank affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Bank from its obligations hereunder and the Bank shall remain liable to the Trust for the acts and omissions of any subcontractor under this Section 7.1(b) as it is for its own acts and omissions under this Agreement.
7.2    The Bank shall be entitled to conclusively rely upon any written or oral instruction actually received by the Bank and reasonably believed by the Bank to be duly authorized and delivered. The Trust agrees to forward to the Bank written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to the Bank. The Trust agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Bank. If the Trust elects to transmit written instructions through an on-line communication system offered by the Bank, Trust’s use thereof shall be subject to the terms and conditions attached hereto as Appendix II. “Written Instructions” shall mean (i) a written instruction signed by an authorized person, as identified by the Trust or the Trust’s principal underwriter (“Authorized Person”), including manually executed originals and tele-facsimile of a manually executed original or other process; (ii) to the extent permitted by the Bank, trade instructions transmitted (and received by the Bank) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier; and (iii) to the extent permitted by the Bank, electronic mail from an Authorized Person in a format mutually acceptable to the parties to this Agreement.
7.3     The Bank shall establish and maintain a disaster recovery plan and back-up system satisfying the requirements of its regulators (the “Disaster Recovery Plan and Back-Up System”). The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruption, loss or malfunctions of transportation, computer (hardware or software) or communication services; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the Bank has established and is maintaining the Disaster Recovery Plan and Back-Up System, or if not, that such delay or failure would have occurred even if the Bank had established and was maintaining the Disaster Recovery Plan and Back-Up System. Upon the occurrence of any such delay or failure the Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances. In the event of equipment failures, the Bank shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions caused by equipment failure. Upon the reasonable request of the Trust, the Bank shall provide the Trust with a letter or other document summarizing its business continuity program.
7.4    The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Participant Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement, except as set forth in this Agreement and the Participant Agreement.
7.5    At any time the Bank may apply to an officer of the Trust for Written Instructions with respect to any matter arising in connection with the Bank’s duties and obligations under this Agreement, and the Bank, its agents, and subcontractors shall not be liable for any action taken or omitted to be taken in good faith in accordance with such Written Instructions. Such application by the Bank for Written Instructions from an officer of the Trust may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in accordance with such Written Instruction unless, prior to taking or omitting to take any such action, the Bank has received Written Instructions in response to such application specifying the action to be taken or omitted.
7.6    The Bank, its agents and subcontractors may act upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by or on behalf of the Trust by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.
7.7    Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:
(a)    The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Trust to request such issuance, sale or transfer;
(b)    The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Trust to request such purchase;
(c)    The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or

(d)    The legality of any recapitalization or readjustment of the Shares.
8.    Providing of Documents by the Trust and Transfers of Shares
8.1    The Trust shall promptly furnish to the Bank a copy of its Declaration of Trust and all amendments thereto.
8.2    In the event that DTC ceases to be the Shareholder, the Bank shall re-register the Shares in the name of the successor to DTC as Shareholder upon receipt by the Bank of such documentation and assurances as it may reasonably require.
8.3    The Bank shall have no responsibility whatsoever with respect to of any beneficial interest in any of the Shares owned by the Shareholder.
8.4    The Trust shall deliver to the Bank the following documents on or before the effective date of any increase, decrease or other change in the total number of Shares authorized to be issued:
(a)    A certified copy of the amendment to the Trust’s Declaration of Trust with respect to such increase, decrease or change, if applicable; and
(b)    A certified copy of the approval of such action by the Trust’s Board of Trustees.
8.5    Prior to the issuance of any additional Shares pursuant to stock dividends, stock splits or otherwise, and prior to any reduction in the number of Shares outstanding, the Trust shall deliver to the Bank:
(a)    A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction of such Shares, if any ; and
(b)    A certified copy of the approval of such action by the Trust’s Board of Trustees.
9.    Termination of Agreement
9.1    The term of this Agreement shall be one year commencing upon the date hereof (the "Initial Term") and shall automatically renew for additional one-year terms (each a “Subsequent Term”) unless either party provides written notice of termination at least ninety (90) days prior to the end of any one year term or, unless earlier terminated as provided below:
(a)    Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party breaches any material provision of this Agreement, including, without limitation in the case of the Trust, its obligations under Section 2.1, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 30 days of receipt of such notice.
(b)    The Trust may terminate this Agreement at any time upon ninety (90) days' prior written notice. Should the Trust exercise its right to terminate, all reasonable out‑of‑pocket expenses associated with the movement of records and material will be borne by the Trust.
9.2     Termination for Cause
Notwithstanding Section 9.1 of this Agreement, the Trust, on behalf of one or more Series, may terminate the services of the Bank under this Agreement (A) by providing thirty (30) days’ written notice in the event that the Bank (i) shall fail in any material respect to perform its duties and obligations hereunder pursuant to the applicable standard of care set forth herein, the Trust shall have given written notice thereof, and such material failure shall not have been remedied to the reasonable satisfaction of the Trust within thirty (30) days after such written notice is received, or (ii) shall have ceased to be qualified as a transfer agent under the 1934 Act, shall be indicted for a crime, shall commence any bankruptcy or insolvency proceeding or have such a proceeding initiated against it which shall not be dismissed within 60 days, or shall suffer any other material adverse change in its condition, operations or professional reputation that is determined by the Trust in its reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Trust or one or more Series, or (B) immediately in the event of an appointment of a conservator or receiver for the Bank or any parent of the Bank by a regulatory agency or court of competent jurisdiction.
9.3 Change of Control of the Transfer Agent
The Bank shall notify the Trust promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of the Bank or any parent of the Bank. Notwithstanding Section 9.1 of this Agreement, this Agreement may be terminated by the Trust, on behalf of one or more Series, upon at least sixty (60) days’ written notice following notice of execution of any such agreement.
9.4 Termination for Non-Ordinary Course Transaction
Notwithstanding Section 9.1 of this Agreement, this Agreement may be terminated by the Trust, on behalf of one or more Series, upon written notice to the Bank, in the event that the Trust’s Board of Trustees approves (i) the liquidation or dissolution of the Trust or applicable Series, (ii) the merger or reorganization of the Trust or applicable Series into, or the consolidation of the Trust or applicable Series with, another entity which does not utilize the Bank as its transfer agent, or (iii) the sale by the Trust or applicable Series of all, or substantially all, of its/their assets to another entity which does not utilize the Bank as its transfer agent.
9.5 Payment through Termination Date
Upon termination of this Agreement pursuant to this Section 9 with respect to the Trust, on behalf of one or more Series, the applicable Series shall pay the Bank its compensation due through the effective date of such termination (the “Termination Date”) and shall reimburse the Bank for its reasonable costs, expenses and disbursements incurred through the Termination Date.
9.6 Separate Termination for Each Portfolio
Termination of this Agreement with respect to the coverage of any one particular Series shall in no way affect the rights and duties under this Agreement with respect to any other Series.
9.7 Cooperation upon Termination
If a successor transfer agent for one or more Series shall be appointed by the Trust’s Board of Trustees, the Bank shall, upon termination and receipt of Written Instructions, deliver to such successor transfer agent, the records of the Trust and or the Series as reasonably requested by the Trust. The Bank also agrees to reasonably cooperate with the successor transfer agent and the Trust in the execution of such documents and the performance of such other necessary actions as may reasonably be requested by the successor transfer agent or the Trust in order to substitute the successor transfer agent for the Bank, provided, however, that any special or unduly burdensome arrangements, and any expenses associated therewith, shall be subject to discussion by the parties.
9.8 Any termination of services under this Agreement shall not affect the rights and obligations of the parties under Sections 5 and 10 hereof.
10.    Confidentiality and Privacy
The Bank and the Trust agree that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority with jurisdiction over the subject matter of this Agreement or the parties hereto, each party will keep confidential all books, records, confidential, non-public, or proprietary information and data pertaining to the business of the other party, including information pertaining to the Trust’s shareholders and shareholder accounts, which are exchanged, received or otherwise acquired pursuant to the negotiation or the carrying out of this Agreement and will not disclose the same to any person except, when permitted by law, at the written request or with the written consent of the Trust or as may be required by applicable law, administrative or judicial order or rule.
The Trust, each Series, and the Bank further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Bank, the Trust, the Series, or their agents and their successors and assigns.
10.1 The Bank affirms that it has, and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.
10.2 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Bank will promptly employ reasonable commercial efforts to notify the Trust and secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.
10.3 The parties acknowledge and agree that any breach or threatened breach of this Section would cause not only financial damage, but irreparable harm to the Series, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach or threatened breach of this Section, the Trust and the Series shall, in addition to all other rights and remedies they may have, be entitled to an injunction (without the necessity of posting any bond or surety) restraining disclosure or misuse, in whole or in part, of any confidential information.
11.    Additional Series
In the event that the Trust establishes one or more series of Shares in addition to the Series listed on the Appendix I, with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Series hereunder.
12.    Insurance
The Bank agrees that, during the term of this Agreement, it shall maintain insurance coverage regarding its business in such amount and scope as it deems adequate in light of relevant circumstances and as is consistent with the amount and scope of coverage customarily maintained by transfer agents for registered investment companies. The Bank shall, upon the Trust’s reasonable request, furnish to the Trust a copy of the Bank’s customary statement of its insurance coverage.
13.    Notices.
All notices and other communications as required or permitted hereunder shall be in writing and sent by (i) first class mail, postage prepaid, (ii) delivered in person to the offices of the parties as set forth below during normal business hours or (iii) by facsimile transmission, provided that any notice or other communication sent by facsimile transmission shall also be mailed, postage prepaid, to the party to whom such notice is addressed. All such notices and other communications shall be addressed as follows or to such other address or addresses of which the respective party shall have notified the other. If such notice or other communication is sent by first class mail, it shall be deemed to have been given three days after it has been mailed. If such notice or other communication is sent by facsimile, it shall be deemed to have been given immediately. If such notice or other communication is personally delivered, it shall be deemed to have been given on the day it is delivered.
(a)     If to the Bank, to:

_______________
Attention:
Telephone:
Facsimile:

(b)    If to the Trust, to:

Rydex ETF Trust
800 King Farm Boulevard, Suite 600, Rockville, MD 20850
Attention: Kevin Farragher
Telephone: 301.296.5495
Facsimile:

14.    Assignment
14.1    Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.
14.2    This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.
15.    Severability and Beneficiaries
15.1    In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, the legality and enforceability of the remaining provisions shall not in any way be affected thereby provided that the obligation of the Trust to pay is conditioned upon provision of services.
15.2 This Agreement is solely for the benefit of the Bank and the Trust, and none of any Participant (as defined in the Participant Agreement), the Distributor, any Shareholder or beneficial owner of any Shares shall be or be deemed a third party beneficiary of this Agreement.
16.    Amendment
This Agreement may be amended or modified at any time by a written agreement executed by both parties.
17.    New York Law to Apply
This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Trust and the Bank hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Trust hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Trust and the Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.
18. Relationship of the Parties
The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

19. Force Majeure
In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes; provider, however, that upon the occurrence of any such event, the parties shall use commercially reasonable best efforts to mitigate such damages and/or resume performance as soon as practicable under the circumstances.
20. Consequential Damages
In no event shall either party be liable to the other party for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees relating thereto) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder.
21.    Limitation of Liability of Trustees and Shareholders
The Bank acknowledges and agrees that any obligations or liabilities of the Trust or any Series arising hereunder shall not be binding upon any of the shareholders, Trustees, officers, or employees of the Trust, as provided in its Declaration of Trust and that, to the extent the Trust’s Trustees are regarded as entering into this Agreement, they do so only as trustees and not individually. The Bank further acknowledges and agrees that it shall look solely to the property of the applicable Series for the performance of any such obligation or liability.
22.    Survival
Section 2 (with respect to fees and expenses incurred prior to termination) and all provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.
23.    Waiver
The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.
24.    Merger of Agreement
This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement with respect to the subject matter hereof whether oral or in writing.
25.    Counterparts
This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.
RYDEX ETF TRUST ON BEHALF OF THE SERIES LISTED ON APPENDIX I

RYDEX ETF TRUST ON BEHALF OF THE SERIES
LISTED ON APPENDIX I

By: /s/ Nikolaos Bonos
Name: Nikolaos Bonos
Title: Vice President and Treasurer

THE BANK OF NEW YORK

By: /s/ Timothy Driscoll
Name: Timothy Driscoll
Title: Vice President

APPENDIX I
LIST OF SERIES

Name	Tax Id #
Guggenheim Russell 1000 Equal Weight ETF	80-0647994
Guggenheim Russell 2000 Equal Weight ETF	90-0615976
Guggenheim Russell MidCap Equal Weight ETF	90-0615982
Guggenheim Russell Top 50 Mega Cap ETF	20-2494571
Guggenheim S&P 500 Equal Weight ETF	43-2004324
Guggenheim S&P 500 Pure Growth ETF	20-4156706
Guggenheim S&P 500 Pure Value ETF	20-4156561
Guggenheim S&P 500 Equal Weight Consumer Discretionary ETF	20-5602161
Guggenheim S&P 500 Equal Weight Consumer Staples ETF	20-5602356
Guggenheim S&P 500 Equal Weight Energy ETF	20-5602500
Guggenheim S&P 500 Equal Weight Financials ETF	20-5602570
Guggenheim S&P 500 Equal Weight Health Care ETF	20-5602624
Guggenheim S&P 500 Equal Weight Industrials ETF	20-5602672
Guggenheim S&P 500 Equal Weight Materials ETF	20-5602720
Guggenheim S&P 500 Equal Weight Technology ETF	20-5602749
Guggenheim S&P 500 Equal Weight Utilities ETF	20-5602792
Guggenheim S&P Midcap 400 Pure Growth ETF	20-4156802
Guggenheim S&P Midcap 400 Pure Value ETF	20-4156760
Guggenheim S&P Smallcap 600 Pure Growth ETF	20-4158523
Guggenheim S&P Smallcap 600 Pure Value ETF	20-4158456
Guggenheim MSCI Emerging Markets Equal Weight ETF	90-0615994

SCHEDULE A
BOOKS AND RECORDS TO BE MAINTAINED BY THE BANK
Source Documents requesting Creations and Redemptions
Correspondence/AP Inquiries
Reconciliations, bank statements, copies of canceled checks, cash proofs
Daily/Monthly reconciliation of outstanding Shares between the Trust and DTC
Dividend Records

Year-end Statements and Tax Forms

Exhibit A
Form of Authorized Participant Agreement